EXHIBIT 4.7 – Certificate and Consent – James M. Dawson

JAMES M. DAWSON, P.Eng.

Geologist

Suite 1450 – 625 Howe Street

Vancouver, B.C.  V6C 2T6

TEL: (604) 688-8278

FAX: (604) 685-9934

EMAIL: jmdawson@telus.net

CERTIFICATE

I, JAMES M. DAWSON, of Vancouver, British Columbia, do hereby certify that:

1.

I am an independent consulting geologist having an office at Suite 1450 – 650 Howe Street, Vancouver, British Columbia.

2.

I am a graduate of the Memorial University of Newfoundland, B.Sc. (1960), M.Sc. (1963).  I completed an additional 1½ years of post-graduate study at the University of British Columbia (1963-1964).

3.

I am a member of the Society of Economic Geologists and a member of the Association of Professional Engineers and Geoscientists of British Columbia.

4.

I have worked as a geologist for a total of 42 years since my graduation from university.  I am familiar with the geology and mineralization of north-central British Columbia and, mesothermal, epithermal and porphyry systems in particular and have examined many such properties in North and South America, Asia and Europe.

5.

I have read the definition of “qualified person” set out in National Instrument 43-101 and certify that by reason of my education, affiliation with a professional association and past relevant work experience, that I fulfill the requirements to be a qualified person.

6.

I am responsible for the Mackenzie Project, north-central British Columbia and that I have visited the property on many occasions during 2004/2005.

7.

I am not an “arms length” person in respect of the Mackenzie Project as I am a member of the VRBDD Syndicate group which vended the property to Wealth Minerals Ltd.

8.

I consent to the use of my name and any information presented by me to Wealth Minerals Ltd. for their use in reporting requirements.

JAMES M. DAWSON, P.Eng.

“James M. Dawson” (signed)

October 5, 2005

Vancouver, British Columbia